Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)
AT THE FIRM
Michael R. Blackman
Chief Corporate Development Officer
(813) 552-2927
KFORCE REPORTS RECORD SECOND QUARTER REVENUES OF $337.4 MILLION
AND RECORD QUARTERLY EARNINGS OF $0.41 PER SHARE

ACHIEVES OPERATING MARGIN OF 6.1%

TOTAL YEAR-OVER-YEAR REVENUE UP 11.4%; THE EIGHTH
CONSECUTIVE QUARTER OF DOUBLE DIGIT REVENUE GROWTH

BOARD APPROVES ADDITIONAL $60 MILLION STOCK BUYBACK AUTHORIZATION
TAMPA, FL, August 4, 2015 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its second quarter of 2015. Revenues from continuing operations for the quarter ended June 30, 2015 were $337.4 million compared to $312.6 million for the quarter ended March 31, 2015, an increase of 7.9%, and compared to $302.8 million for the quarter ended June 30, 2014, an increase of 11.4%. Income from continuing operations for the quarter ended June 30, 2015 was $11.6 million, or $0.41 per share, as compared to $5.8 million, or $0.20 per share, for the quarter ended March 31, 2015, and compared to $8.0 million, or $0.24 per share, for the quarter ended June 30, 2014.
David L. Dunkel, Chairman and CEO, said, “We are very pleased with our second quarter results, which represent our eighth consecutive quarter of double digit year-over-year organic revenue growth and the achievement of a significant operating margin benchmark on the path to our longer term profitability goals. Second quarter revenues of $337.4 million and earnings per share of $0.41 both exceeded our expectations and consensus estimates, and are new records for the Firm. Our operating margin this quarter of 6.1% confirms that our plan for reaching an operating margin of 7.5% at $1.6 billion of annualized revenues is working. Strong growth was seen across our staffing business lines and profitability has also improved through both expanding gross margins and improving SG&A leverage. Against the backdrop of a non-traditional economic recovery, secular drivers continue to be key factors in flexible staffing growth as a disproportionate share of job growth continues to come from the temporary staffing sector, with temporary penetration rates remaining above prior peak cycle levels.”
Mr. Dunkel continued, “With our balanced revenue growth across both Tech and FA, we continue to invest in revenue-generating headcount to sustain this broad-based growth given the excellent market opportunities that we see. Demand remains strong across all industries and geographies in both Tech and FA. We are also very pleased to be celebrating our 20th year as a public company by ringing the closing bell at Nasdaq on August 6th. I want to thank all of our clients, consultants and employees for making the second quarter of 2015 a very successful quarter for Kforce.”

Joseph J. Liberatore, President, said, “I am very pleased with our performance in the second quarter, as we delivered revenue that exceeded expectations across the spectrum of our offerings. We are now two and a half years into the New Era. The simplification of our business model continues to provide a platform focused on execution to better serve and delight our clients, consultants and candidates. This has and will continue to be critical to our success in delivering above market revenue growth and improving profitability.”
Mr. Liberatore noted additional operational results for the second quarter include:

•	Flex revenues of $322.9 million in Q2 ‘15 increased 7.4% from $300.5 million in Q1 ‘15 and increased 11.3% from $290.2 million in Q2 ‘14.

•	Year-over-year growth in Flex revenue was 9.6% for Tech, 21.2% for FA, and 1.3% for GS.

•	Direct Hire revenues of $14.4 million in Q2 ‘15 increased 19.6% from $12.1 million in Q1 ‘15 and increased 14.7% from $12.6 million in Q2 ‘14.

•	Revenue-generating headcount increased 7.7% year-over-year. The Firm expects to continue investing in revenue-generating headcount for the foreseeable future.
David M. Kelly, Chief Financial Officer, said, “We continue to make significant progress toward our revenue and earnings goals. Q2 ‘15 and Q2 ‘14 each contained 64 billing days while Q1 ‘15 contained 63 billing days.” Mr. Kelly continued, “We believe that this quarter's results indicate that we are on track to reach operating margins of 7.5% at $1.6 billion of annualized revenues through a combination of several factors, including increasing productivity from our revenue-generating team and continuing to capitalize on additional efficiencies in our support structure.
We repurchased approximately 412 thousand shares of stock on the open market in the second quarter at a total cost of approximately $9.2 million. Additionally, on July 31st our Board of Directors approved a $60 million increase to the outstanding stock repurchase authorization to bring the total current remaining authorization to approximately $74 million. We believe this action, combined with our continued quarterly dividends, further demonstrates our commitment to enhancing shareholder value.”
Highlights for the second quarter include:

•	Flex gross profit margin from continuing operations increased 90 basis points to 28.4% in Q2 ‘15 from 27.5% in Q1 ‘15 and increased 20 basis points from 28.2% in Q2 ‘14.

•	Selling, general and administrative expense as a percentage of revenues from continuing operations for Q2 ‘15 was 24.7% compared to 26.3% for Q1 ‘15 and 25.9% for Q2 ‘14.

•	Operating margin of 6.1% in Q2 ‘15 increased 290 basis points from 3.2% in Q1 ‘15 and increased 160 basis points from 4.5% in Q2 ‘14.

•
Adjusted EBITDA of $24.0 million, or $0.85 per share, for Q2 ‘15 increased 74.5%, or 77.1% per share, from $13.7 million, or $0.48 per share, for Q1 ‘15, and increased 45.0%, or 66.7% per share, from $16.5 million, or $0.51 per share, for Q2 ‘14.

Looking forward to the third quarter of 2015, there will be 64 billing days, which is the same as the preceding and prior year quarters. Current estimates of continuing operations for the third quarter of 2015 are:

•	Revenues of $344 million to $349 million

•	Earnings per share of $0.45 to $0.47

•	Operating margin of 6.3% to 6.5%

•	Gross profit margin of 31.6% to 31.8%

•	SG&A expense as a percent of revenue of 24.5% to 24.7%

•	Effective tax rate of 40.1%
On Tuesday, August 4, 2015, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time.
The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EST, Tuesday, August 4, 2015 through August 11, 2015 by dialing (855) 859-2056, passcode 65560725.
This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until August 11, 2015.

About Kforce
Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology and finance & accounting. Backed by more than 2,700 associates and more than 11,200 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.
The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749.
Certain of the above statements contained in this press release, including earnings projections, are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting and Government Solutions segments, as well as the market for direct hire and flexible staffing assignments; a reduction in the supply of candidates for temporary employment or the Firm's ability to attract candidates; the success of the Firm in attracting and retaining revenue-generating headcount; changes in the service mix; ability of the Firm to repurchase shares; ability of the Firm to complete and integrate acquisitions; the effect of adverse weather conditions; changes in our effective tax rate; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including the Firm’s Form 10-K for the fiscal year ending December 31, 2014, as well as assumptions regarding the foregoing. In particular, the Firm makes no assurances that the estimates of continuing operations will be achieved or that we will continue to increase our market share, successfully manage risks to our revenue stream, successfully put into place the people and processes that will create future success or further accelerate our revenue. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	Jun. 30, 2015	Mar. 31, 2015	Jun. 30, 2014
Revenue by function:
Technology	$232,164	$213,639	$211,201
Finance & accounting	80,925	73,072	67,611
Government solutions	24,264	25,900	23,946
Total revenue	337,353	312,611	302,758
Direct costs of services	231,315	217,871	208,372
Gross profit	106,038	94,740	94,386
GP %	31.4%	30.3%	31.2%
Flex GP %	28.4%	27.5%	28.2%
Selling, general & administrative expenses	83,195	82,352	78,391
Depreciation & amortization	2,426	2,397	2,393
Income from operations	20,417	9,991	13,602
Other expense, net	991	453	470
Income from continuing operations before income taxes	19,426	9,538	13,132
Income tax expense	7,833	3,753	5,179
Income from continuing operations	11,593	5,785	7,953
Income from discontinued operations, net of income taxes	—	—	2,750
Net income	$11,593	$5,785	$10,703
Earnings per share - diluted:
From continuing operations	$0.41	$0.20	$0.24
From discontinued operations	$—	$—	$0.09
Earnings per share - diluted	$0.41	$0.20	$0.33

Weighted average shares outstanding - diluted	28,337	28,475	32,710
Adjusted EBITDA per share	$0.85	$0.48	$0.51
Adjusted EBITDA	$23,986	$13,742	$16,542
Other information:
Capital expenditures	$2,364	$1,638	$1,888
Working capital	$132,865	$130,801	$127,197
Billing days	64	63	64

Kforce Inc.
Key Statistics
(Unaudited)

	Q2 2015	Q1 2015	Q2 2014
Total Firm
Flex revenue (000’s)	$322,910	$300,532	$290,168
Flex revenue per billing day (000’s)	$5,045	$4,771	$4,534
Sequential flex revenue change	7.4%	(2.1)%	6.5%
Year over year flex revenue change	11.3%	10.4%	15.4%
Hours (000’s)	5,535	5,073	4,832
Flex GP %	28.4%	27.5%	28.2%
Direct Hire revenue (000’s)	$14,443	$12,079	$12,590
Placements	1,028	869	930
Average fee	$14,047	$13,909	$13,526
Billing days	64	63	64
Technology
Flex revenue (000’s)	$225,873	$208,438	$206,165
Flex revenue per billing day (000’s)	$3,529	$3,309	$3,221
Sequential flex revenue change	8.4%	(1.9)%	7.1%
Year over year flex revenue change	9.6%	8.3%	17.7%
Hours (000’s)	3,320	3,074	2,976
Flex GP %	27.6%	26.4%	27.4%
Direct Hire revenue (000’s)	$6,291	$5,201	$5,036
Placements	389	330	309
Average fee	$16,155	$15,785	$16,276
Finance & Accounting
Flex revenue (000’s)	$72,773	$66,194	$60,057
Flex revenue per billing day (000’s)	$1,137	$1,051	$938
Sequential flex revenue change	9.9%	(2.5)%	5.2%
Year over year flex revenue change	21.2%	15.9%	13.4%
Hours (000’s)	2,215	1,999	1,856
Flex GP %	29.8%	28.4%	29.9%
Direct Hire revenue (000’s)	$8,152	$6,878	$7,554
Placements	639	539	621
Average fee	$12,763	$12,760	$12,156
Government Solutions
Flex revenue (000’s)	$24,264	$25,900	$23,946
Flex revenue per billing day (000’s)	$379	$411	$374
Sequential flex revenue change	(6.3)%	(2.4)%	5.2%
Year over year flex revenue change	1.3%	13.7%	2.8%
Flex GP %	31.2%	34.1%	30.6%

Kforce Inc.
Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)
(Unaudited)

The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.

Adjusted EBITDA and Adjusted EBITDA Per Share
"Adjusted EBITDA", a non-GAAP financial measure, is defined by Kforce as net income before discontinued operations, net of income taxes, non-cash impairment charges, interest, income taxes, depreciation and amortization and stock-based compensation expense. "Adjusted EBITDA Per Share" is Adjusted EBITDA divided by the number of diluted weighted average shares outstanding. Adjusted EBITDA and Adjusted EBITDA Per Share should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA and Adjusted EBITDA Per Share are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA and Adjusted EBITDA Per Share. Adjusted EBITDA and Adjusted EBITDA Per Share are key measures used by management to evaluate our operations, including our ability to generate cash flows and, consequently, management believes they are useful information to investors.

	Three Months Ended
	Jun. 30, 2015		Mar. 31, 2015		Jun. 30, 2014
	$	Per share	$	Per share	$	Per share
Net income	$11,593	$0.41	$5,785	$0.20	$10,703	$0.33
Income from discontinued operations, net of income taxes	—	—	—	—	2,750	0.09
Income from continuing operations	$11,593	$0.41	$5,785	$0.20	$7,953	$0.24
Depreciation & amortization	2,426	0.08	2,397	0.08	2,393	0.07
Stock-based compensation expense	1,622	0.06	1,291	0.05	588	0.02
Interest expense and other	512	0.02	516	0.02	429	0.02
Income tax expense	7,833	0.28	3,753	0.13	5,179	0.16
Adjusted EBITDA	$23,986	$0.85	$13,742	$0.48	$16,542	$0.51
Weighted average shares outstanding - basic	28,134		28,276		32,481
Weighted average shares outstanding - diluted	28,337		28,475		32,710